Exhibit 99.1

2500 City West Boulevard Suite 2200 Houston, TX 77042 (713) 361-2600 (713) 361-2693 fax

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FOR IMMEDIATE RELEASE September 14, 2009	G. Kregg Lunsford Chief Financial Officer (713) 243-2713

Helix Commences Secondary Public Offering of Cal Dive Common Stock
HOUSTON, TX — (September 14, 2009) Cal Dive International, Inc. (NYSE:DVR) announced today that Helix Energy Solutions Group, Inc. (NYSE:HLX) (“Helix”) has commenced an underwritten secondary public offering of approximately 20.6 million shares of Cal Dive common stock. This is in addition to the secondary offering of 22.6 million shares completed by Helix in June of this year.
The secondary offering also includes an option for the underwriters to purchase an additional 3.1 million shares to cover over-allotments, if any. The offering, including the over-allotment option, represents approximately 25% of Cal Dive’s common stock currently outstanding and if completed would eliminate Helix’s ownership interest in the Company. Helix will receive all net proceeds from the secondary offering.
In connection with the offering, Credit Suisse Securities (USA) LLC and BofA Merrill Lynch are acting as joint book-running managers and Capital One Southcoast, Inc. and Natixis Bleichroeder Inc. are acting as co-managers for the offering.
Cal Dive has filed a registration statement, including a prospectus, with the Securities and Exchange Commission for the offering to which this communication relates. Before investing, investors should read the prospectus in that registration statement, the accompanying prospectus supplement, and other documents Cal Dive has filed with the SEC for more complete information about Cal Dive and this offering.
Investors may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send the prospectus and the prospectus supplement upon request by contacting Credit Suisse Securities (USA) LLC at Prospectus Dept., One Madison Avenue, New York, NY 10010, 1-800-221-1037 or BofA Merrill Lynch at 4 World Financial Center, New York, NY 10080, attn: Prospectus Department.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.
Cal Dive International, Inc., headquartered in Houston, Texas, is a marine contractor that provides an integrated offshore construction solution to its customers, including manned diving, pipelay and pipe burial, platform installation and platform salvage services to the offshore oil and natural gas industry on the Gulf of Mexico OCS, Northeastern U.S., Latin America, Southeast Asia, Australia, the Middle East, India and the Mediterranean, with a fleet of 31 vessels, including 21 surface and saturation diving support vessels and 10 construction barges.